Exhibit 99.3

Second Alternative Counter-Proposal by 2020 Notes Ad Hoc Group (10/7/17)

Borrowers	■	Hornbeck Offshore Services, Inc. and Hornbeck Offshore Services, LLC (collectively, the “Company”)
Facility type	■	Senior secured second-lien term loan (the “Second-Lien Tranche”)
Facility size	■	Up to $300mm
Exchange offer	■
Participating holders of 5.875% Senior Notes due 2020 (the “2020 Notes”) will exchange for consideration totaling 79.0% of par, comprised of a mix of 69.5% Second-Lien Tranche and 9.5% cash as a private exchange

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Participating holders of 5.0% Senior Notes due 2021 in the 2020 Notes Ad Hoc Group of up to $55mm will exchange on a private basis for either a) 69.5% Second-Lien Tranche and 4.5% cash or b) 63.5% Second-Lien Tranche and 9.5% cash, at the Company’s option

Tenor	■	Earlier to occur of 6 years or 90 days following the maturity of the Company’s $300mm First-Lien Term-Loan
Cash Coupon	■	8.875%
Call protection	■	Pre-payable at 101 in year one, and par thereafter
Covenants	■	Minimum Available Liquidity (as defined in the First Lien Term Loan Agreement) of no less than $25,000,000
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Affirmative and negative covenants to be substantially similar to such covenants under the First Lien Term Loan Agreement filed with the SEC by the Company on 6/16/17 (the “First Lien Term Loan Agreement”); provided that the debt and lien covenants shall (x) limit the debt under the First Lien Term Loan Agreement and/or any revolver facility, which is secured on a senior basis, in an amount not to exceed $350,000,000 (for the avoidance of doubt, any PIK accrual on the debt under the First Lien Term Agreement must utilize this basket); provided that the debt under the Second Lien Tranche and any other debt secured on a senior or pari passu basis with the Second Lien Tranche does not exceed $600,000,000, (y) not include a separate debt or lien basket for a revolver facility and (z) limit the debt secured on a pari passu with the Second-Lien Tranche in an amount not to exceed $600,000,000 less the amount of debt under the Second Lien Tranche less the amount of debt under the First Lien Term Loan Agreement or revolver facility

Intercreditor	■	Intercreditor agreement reasonably acceptable to Holders
Collateral	■	Pledge of the same assets securing the First Lien Term Loan Agreement on a second lien basis
Guarantors	■	Same as the First Lien Term Loan Agreement
Assignments	■	Second-Lien Tranche is freely tradable without Company consent
Advisors	■	Company rescinds termination of 2020 Notes Ad Hoc Group advisors